                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

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    Rule 14a-6(e)(2))
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                          Selas Corporation of America
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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

                                     LOGO

                         SELAS CORPORATION OF AMERICA
                              2034 LIMEKILN PIKE
                         DRESHER, PENNSYLVANIA 19025

                                                                March 18, 1997

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 22, 1997

   The Annual Meeting of Shareholders of Selas Corporation of America (the "Corporation") will be held at the Holiday Inn, 432 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034 on Tuesday, April 22, 1997 at 2:00 p.m. for the following purposes:

       (1) Election of directors;

       (2) Ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for the year ending December 31, 1997; and

       (3) Transaction of such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 10, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

   All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in order that your shares may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                               PROXY STATEMENT


   The enclosed proxy is solicited by the Board of Directors of the Corporation. The proxy is revocable at any time prior to its use by delivery of a subsequently executed proxy or written notice of revocation to the Secretary of the Corporation. The Board of Directors has fixed the close of business on March 10, 1997 as the record date for determination of the shareholders entitled to vote at the annual meeting. As of March 10, 1997, there were 3,475,050 Common Shares outstanding, each of which is entitled to one vote on all matters to be presented at the meeting. This proxy statement and the enclosed proxy are being sent to shareholders on or about March 18, 1997. The annual report of the Corporation, including consolidated financial statements, for the year ended December 31, 1996, on which no action will be requested at the annual meeting, is included herewith. It is not to be regarded as proxy solicitation material.

                            ELECTION OF DIRECTORS

   The Board intends to cause Messrs. Frederick L. Bissinger and Roy C. Carriker, the two directors whose terms expire at the 1997 Annual Meeting, to be nominated for re-election at the 1997 Annual Meeting to serve until the Annual Meeting in 2000 and until their respective successors have been duly elected and have qualified. If either of the nominees should be unavailable on April 22, 1997, the persons named in the proxy may vote the proxies for such other person as they may choose, unless the Board of Directors reduces the number of directors to be elected.

   Assuming a quorum is present, the two nominees receiving the highest number of votes cast at the annual meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

   The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting, including their ages and principal occupations during the past five years:

                                                                              Director      Term
                         Name, Age and Occupation                              Since       Expires
                         ------------------------                             --------     -------
John H. Austin, Jr. (68), Retired President and Chief Operating Officer of      1991        1999
  Philadelphia Electric Company (now known as PECO Energy). Director of
  Philadelphia Suburban Corporation and Philadelphia Suburban Water Co. Mr.
  Austin also served as a director of the Corporation from 1972 to 1987.

Frederick L. Bissinger (86), Retired Vice Chairman of Allied Chemical           1974        1997
   Corporation (now known as Allied-Signal Corporation).

Roy C. Carriker (59), President and Chief Operating Officer of TFX Aerospace,   1991        1997
  a Teleflex Incorporated Group. Director of Laser Technology, Inc.

Francis J. Dunleavy (82), Retired Vice Chairman of ITT Corporation. Director    1988        1998
  of Bird Inc.

Mark S. Gorder (50), Vice President of the Corporation, President and Chief     1996        1998
  Executive Officer of Resistance Technology, Inc., a subsidiary of the
  Corporation since 1993.

Stephen F. Ryan (61), President and Chief Executive Officer of the              1989        1998
   Corporation since May 1988.

Ralph R. Whitney, Jr. (62), President of Hammond, Kennedy, Whitney & Co.,       1986        1999
   Inc., a private capital firm. Director of Adage, Inc., Baldwin
   Technologies, Inc., Excel Industries, Inc., IFR Systems, Inc. and Control
   Devices, Inc.

                   RATIFICATION OF APPOINTMENT OF AUDITORS

   Subject to shareholder ratification, on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP as the Corporation's auditors for 1997. KPMG Peat Marwick LLP or predecessors have served as the Corporation's auditors for many years. The persons named in the accompanying proxy will vote to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for 1997 unless contrary instructions are received. If a majority of the votes cast on this matter are not cast in favor of ratification of this appointment, other auditors will be considered and appointed by the Board of Directors. Abstentions, or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote concerning the ratification of such appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting of shareholders to make a statement if desired and to be available to respond to appropriate questions.

                            ADDITIONAL INFORMATION

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS, DIRECTORS AND CERTAIN OFFICERS

   The following table sets forth certain information as of December 31, 1996 concerning beneficial ownership of the Corporation's Common Shares by the only persons or groups of persons shown by Securities and Exchange Commission records or the Corporation's records to own beneficially more than 5% of the Corporation's Common Shares and information as of March 1, 1997 concerning such beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group:

                                                                      Number of      Percent
                               Name                                   Shares(1)      of Class
                               ----                                   ----------     --------
Dimensional Fund Advisors, Inc.  ................................      238,200(2)      6.9%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
John H. Austin, Jr., Director  ..................................        2,000         *
Frederick L. Bissinger, Director  ...............................        6,000         *
Roy C. Carriker, Director  ......................................        1,000         *
Francis J. Dunleavy, Director  ..................................        1,050(3)      *
Mark S. Gorder, Director and Vice President(4)  .................      201,300(5)      5.8%
Stephen F. Ryan, Director, President and Chief Executive Officer        35,500(6)      1.0%
Ralph R. Whitney, Jr., Director  ................................       20,000         *
Christian Bailliart, Vice President  ............................        9,200(7)      *
Frank J. Boyle, Vice President, Sales and Engineering  ..........       14,200(8)      *
Robert W. Ross, Vice President and Chief Financial Officer  .....       18,300(9)      *
All Directors and Executive Officers as a Group (11 persons)  ...      349,750(10)     9.7%

------
* Less than 1%.

 (1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (2) The shares indicated are owned by advisory clients of Dimensional Fund Advisors, Inc. ("DFA"), a registered investment advisor. DFA has reported sole voting power with respect to 177,100 shares and sole investment power with respect to 238,200 shares.

 (3) Includes 300 shares owned by Mr. Dunleavy's wife.

 (4) Mr. Gorder, whose business address is 1260 Red Fox Road, Arden Hills, Minnesota 55112, is also President and Chief Executive Officer of Resistance Technology, Inc., a wholly-owned subsidiary of the Corporation.

 (5) Includes 18,200 shares which Mr. Gorder has the right to acquire within 60 days through the exercise of stock options.

 (6) Includes 29,500 shares which Mr. Ryan has the right to acquire within 60 days through the exercise of stock options.

 (7) Includes 9,200 shares which Mr. Bailliart has the right to acquire within 60 days through the exercise of stock options.

 (8) Includes 14,200 shares which Mr. Boyle has the right to acquire within 60 days through the exercise of stock options.

 (9) Includes 18,100 shares which Mr. Ross has the right to acquire within 60 days through the exercise of stock options.

(10) Includes 105,725 shares which executive officers have the right to acquire within 60 days through the exercise of stock options.

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information concerning compensation paid or accrued by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers (the "Named Officers"), for the years indicated.

                                                                      Long-Term
                                         Annual Compensation     Compensation Awards
                                       ----------------------    -------------------      All Other
Name and Principal Position     Year    Salary($)    Bonus($)        Options(#)        Compensation($)
---------------------------     ----    ---------    --------        ----------        ---------------
Stephen F. Ryan ............    1996     210,000     105,000               --              2,375(1)
President and Chief             1995     210,000      25,000           10,000              2,310(1)
 Executive Officer              1994     200,000      78,160               --              2,310(1)

Mark S. Gorder  ............    1996     180,562      97,230               --              4,750(1)
Vice President of the           1995     173,429      70,282           10,000              4,620(1)
 Corporation and                1994     166,987      68,662               --              4,620(1)
 President of Resistance
 Technology, Inc.

Christian Bailliart(2)  ....    1996     140,625      30,000               --              6,560(3)
Vice President                  1995     144,578      15,000            6,000              6,107(3)
 of the Corporation and         1994     123,646      15,000               --              4,669(3)
 Chairman of Selas S.A.

                                                                     Long-Term
                                        Annual Compensation      Compensation Awards
                                       ----------------------    -------------------      All Other
Name and Principal Position     Year    Salary($)    Bonus($)        Options(#)        Compensation($)
---------------------------     ----    ---------    --------        ----------        ---------------
Robert W. Ross  ............    1996     125,000      62,500              --              1,875(1)
Vice President and              1995     125,000      15,000           8,000              1,725(1)
 Chief Financial Officer        1994     115,000      39,324              --              1,725(1)

Frank J. Boyle  ............    1996     110,000      55,000              --              1,650(1)
Vice President,                 1995     110,000      15,000           6,000              1,650(1)
 Sales and Engineering          1994     105,000      30,776              --              1,575(1)

------
(1) Represents the Corporation's or a subsidiary's contributions to the Named Officer's account under employee savings plans.

(2) Mr. Bailliart's salary and bonus, which were paid in French Francs, have been translated into U.S. dollars for purposes of this presentation based upon the average prevailing exchange rate for the applicable year.

(3) Represents amounts paid by the Corporation or its subsidiaries to obtain insurance which provides coverage to Mr. Bailliart in the event Mr. Bailliart's employment is terminated.

STOCK OPTION TABLE

   The following table sets forth certain information with respect to the number of unexercised options and the value of unexercised in-the-money options at the 1996 fiscal year-end, respectively, held by Named Officers. No stock options were granted to, or exercised by, Named Officers in fiscal 1996.

                     AGGREGATED OPTION EXERCISES IN 1996
                     AND DECEMBER 31, 1996 OPTION VALUES

                                                             Number of Shares                Value of Unexercised
                                                          Covered by Unexercised             In-the-Money Options
                                                       Options at December 31, 1996         at December 31, 1996(1)
                                                      -----------------------------      -----------------------------
                           Shares
                          Acquired        Value
Name                     on Exercise     Realized     Exercisable     Unexercisable      Exercisable     Unexercisable
----                     -----------     --------     -----------     -------------      -----------     -------------
Stephen F. Ryan  ....        --             --           29,500           11,500          $169,751         $ 83,250
Mark S. Gorder  .....        --             --           18,200           18,800           126,864          145,201
Christian Bailliart          --             --            9,200            6,800            36,101           50,650
Robert W. Ross  .....        --             --           18,100            9,400            65,550           68,700
Frank J. Boyle  .....        --             --           29,200            6,800           222,519           50,650

(1) Represents the difference between the option exercise price and the fair market value of the Corporation's Common Shares at December 31, 1996. In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Corporation's Common Shares on December 31, 1996 was $17.125 per share.

CHANGE-OF-CONTROL ARRANGEMENTS

   Under agreements expiring December 31, 1997 with Messrs. Ryan, Boyle, Gorder and Ross, the Corporation would be required to pay two years' salary to them upon involuntary termination (defined to include a reduction in salary, change of location or adverse change in responsibilities) following a hostile change in control or hostile sale of substantial assets of the Corporation or, in the case of Mr. Gorder, Resistance Technology, Inc.

RETIREMENT PLAN

   Contributions to the Corporation's Retirement Plan adopted in 1986 covering certain officers and salaried employees are not reflected in the preceding executive compensation tables. The Corporation's Retirement Plan is a funded, qualified, defined benefit pension plan that provides benefits for eligible employees. The Corporation's Supplemental Retirement Plan, adopted in 1994, is a non-qualified supplemental plan that provides benefits that would otherwise be denied to eligible employees by reason of certain Internal Revenue Code limitations on qualified plan benefits. The following table shows the estimated aggregate annual benefits, without offset for Social Security benefits, at normal retirement age payable under the Corporation's Retirement Plan and the Supplemental Retirement Plan based upon contributions both by the Corporation and the covered employee, assuming election of payment in the form of an annuity for the employee's life. Effective January 1, 1992, the Corporation eliminated the requirement for employee contribution to the Retirement Plan. Annual benefits under the Corporation's Retirement Plan and the Supplemental Retirement Plan are based upon the average total eligible annual compensation for all eligible years of employment.

 Average total eligible
annual compensation for
 all (or last 35) years           Estimated annual retirement benefits
    of employment                     based on credited service of:
 -----------------------  ---------------------------------------------------
                            10 years     15 years      20 years     25 years
                           ----------    ----------   ----------    ----------
       $ 50,000             $ 8,400       $12,600      $ 16,800     $ 21,000
        100,000              17,400        26,100        34,800       43,500
        150,000              26,400        39,600        52,800       66,000
        200,000              35,400        53,100        70,800       88,500
        250,000              44,400        66,600        88,800      111,000
        300,000              53,400        80,100       106,800      133,500

The estimated credited years of service under the pension plan for the Named Officers were as follows: Mr. Ryan, 8; Mr. Boyle, 10; and Mr. Ross, 5. Mr. Bailliart and Mr. Gorder do not participate in the Retirement Plan or the Supplemental Retirement Plan. The total amount payable annually under the Corporation's Retirement Plan and Supplemental Retirement Plan is limited to an amount specified in the Internal Revenue Code which is adjusted periodically. For 1997, this maximum amount is $125,000.

RESISTANCE TECHNOLOGY, INC.

   On October 20, 1993, the Corporation acquired all of the outstanding common shares of Resistance Technology, Inc., a Minnesota corporation
("RTI"). At the time of consummation of the acquisition of RTI, RTI entered into a five-year employment agreement with Mr. Gorder which provides for a minimum base annual compensation of $160,706. Under such employment agreement and an accompanying non-competition agreement between the Corporation and Mr. Gorder, Mr. Gorder, who currently serves as vice president of the Corporation and president of RTI, has agreed not to engage in certain activities which are competitive with RTI for a period equal to the greater of (i) three years following the termination of his employment by RTI or (ii) five years from the date of his employment agreement.

   Mr. Gorder is a general partner (with a one-third interest) of Arden Partners I, L.L.P., a Minnesota limited liability partnership ("Arden") that owns and leases to RTI under a lease entered into in October 1991, and amended and restated effective November 1, 1996, one of RTI's two manufacturing facilities. In connection with the RTI acquisition, Arden executed an agreement with RTI to extend the term of such lease from November 1, 1996 to October 31, 2003 and to grant RTI two successive renewal term options of five years each. Under this extension agreement, the base monthly rent during each extension term is to be tied to the fair rental value at the commencement of the applicable extension term. Under the current lease, RTI pays Arden a base monthly rent of approximately $27,500.

   Notwithstanding any incorporation of future filings, including proxy statements, by reference contained in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Compensation Committee Report and the Performance Graph on page 9 shall not be incorporated into any such filings. Such report and graph are not to be deemed filed with the Securities and Exchange Commission and are not to be regarded as proxy solicitation material.

COMPENSATION COMMITTEE REPORT

   The Corporation's compensation program for officers, which is administered by the Compensation Committee of the Board of Directors, is designed to align a significant portion of officer compensation with the Corporation's business objectives and performance. The Compensation Committee consists of three outside directors, none of whom has ever been an employee of the Corporation or any of its subsidiaries.

   The Corporation's officer compensation program is comprised of base salary, potential annual cash incentive compensation and long-term incentive compensation in the form of stock options. Officers are also covered under medical, life insurance, pension and savings plans generally available to employees of the Corporation or the business unit managed by the officer.

   Through the use of data on comparable companies and its evaluation of officers' performance, the Compensation Committee's objective is to recommend to the Board of Directors the setting of total base salary and potential incentive compensation for Mr. Ryan, the Corporation's Chief Executive Officer, and other officers at levels designed to achieve the Corporation's objectives of attracting, retaining, motivating and rewarding talented executives. The Committee's philosophy is that a significant portion of the total potential compensation of the Chief Executive Officer and other senior executives should be leveraged to be dependent upon the degree of the Corporation's or a business unit's financial success in a particular year. The bonus or incentive compensation paid to Messrs. Ryan, Boyle and Ross in respect of 1996 was a function of the achievement of targeted consolidated net income for the year and the recommendation of the Committee, approved by the Board of Directors, that such officers receive an additional discretionary award based on performance. Mr. Bailliart received bonus compensation in respect of 1996 based upon the financial performance of his business unit and an additional discretionary award. Mr. Gorder received bonus compensation for 1996 under an incentive compensation plan that has been in existence at RTI since before the acquisition of RTI by the Corporation. Under such plan, incentive compensation is tied to increases in net income and sales of RTI and certain individual performance objectives.

   The Committee has recommended to the Board of Directors that an incentive compensation program be established for 1997 that will apply financial performance measures and, in certain cases, management performance objectives that are tailored to the nature of the particular business unit and the desired contribution of that unit to the overall financial results of the Corporation. In most instances, incentive compensation for the Corporation's executive officers would depend substantially upon an improvement of 1997 net income of the relevant business unit over the corresponding net income for 1996. In all cases, incentive compensation would to a significant degree be dependent upon the achievement of financial performance targets relating to a particular business unit or to the Corporation on a consolidated basis.

   The Corporation's stock option plan is its long-term incentive plan for officers and key employees. The stock option plan is designed further to align the interests of the Corporation's executives and its shareholders by creating a direct link between long-term executive compensation and long-term increases in shareholder values. Since all options are granted at fair market value at the time of grant, there is no built-in profit and thus the value of the option is tied solely and directly to increases in value of the Corporation's Common Shares. Stock options are granted to the Corporation's officers from time to time as deemed appropriate by the Committee based on various factors, including particularly the executive's ability to influence the Corporation's long-term growth and profitability.

   The Compensation Committee periodically reviews the base compensation of the Corporation's officers. At the end of 1995, based on various factors, including the Corporation's 1995 financial results and prior increases in Mr. Ryan's base compensation that had been made in view of, among other things, salaries of chief executive officers of companies comparable, in the Committee's judgment, to the Corporation, the Committee recommended that the base annual rate of compensation of Mr. Ryan for 1996 remain the same as in 1995. At the end of 1996, based on various factors, including the Committee's review of the salaries of chief executive officers of companies comparable, in the judgment of the Committee, to the Corporation, the Committee recommended that Mr. Ryan's base annual rate of compensation for 1997 be increased by 5%.

                                            THE COMPENSATION COMMITTEE
                                             Roy C. Carriker, Chairman
                                             Francis J. Dunleavy
                                             Ralph R. Whitney, Jr.

PERFORMANCE GRAPH

   The following graph shows the cumulative total return for the last five years, calculated as of December 31 of each such year, for the Corporation's Common Shares, the Standard & Poor's 500 Index and the American Stock Exchange Capital Goods Index. The graph assumes that the value of the investment in each of the three was $100 at December 31, 1991 and that all dividends were reinvested.


300 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                      #  |
250 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                         #               |
200 |-------------------------------------------------------------------------|
    |                                                                      &  |
    |                                                         &            *  |
    |                                                                         |
150 |-------------------------------------------------------------------------|
    |                           *&             &#                             |
    |                           #                                             |
    |             *#                                                          |
100 |*&#----------&-----------------------------------------------------------|
    |                                          *              *               |
    |                                                                         |
 50 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
  0 |-------------------------------------------------------------------------|
    1991         1992           1993           1994          1995          1996
                                     BASE YEAR

                               1991        1992       1993      1994      1995     1996
----------------------------------------------------------------------------------------
*   Selas                      $100        $108       $129      $ 94      $ 95     $171

&   AMEX Capital Goods Index    100         101        125       121       176      186

#   S&P 500 Index               100         108        119       122       213      262

BOARD AND COMMITTEE MATTERS

   The Corporation's Board of Directors met nine times in 1996. Directors who are not officers of the Corporation receive an annual retainer of $20,000 plus $800 per Board or Committee meeting attended on a particular day and $400 for each additional Board or Committee meeting attended on the same day.

   The Board of Directors has standing Audit and Compensation Committees. There is no standing Nominating Committee.

   The Audit Committee, comprised of Mr. Austin, Chairman, and Mr. Bissinger, met two times in 1996. The Audit Committee receives information from the outside auditors and from management of the Corporation relating to the Corporation's financial statements and considers recommendations of the auditors and financial management as to audit and accounting matters.

   The Compensation Committee, comprised of Mr. Carriker, Chairman, and Messrs. Dunleavy and Whitney, met two times during 1996. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the Corporation's 1994 Stock Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of these reports.

   Based on the Corporation's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports of Forms 3, 4 and 5, the Corporation believes that all filings required to be made by the reporting persons for fiscal 1996 were made on a timely basis.

SHAREHOLDER PROPOSALS

   Under Securities and Exchange Commission rules, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1998 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to the Corporation's executive offices not later than November 15, 1997.

OTHER MATTERS

   The management of the Corporation knows of no matters other than those stated above to come before the meeting. However, if any other matters should properly come before the meeting, the enclosed proxy confers discretionary authority with respect thereto.

   The cost of printing and mailing this notice and soliciting the proxies is to be borne by the Corporation. Employees of the Corporation may solicit proxies by personal interview, mail, telephone and telegraph. The Corporation has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies at an estimated cost of approximately $3,000 plus expenses. The Corporation will request brokerage houses and other nominees to forward soliciting material to the beneficial owners of the shares held of record by such persons. The Corporation will reimburse them for their expenses in doing so.

                                                     Robert W. Ross
                                                     Secretary

                         SELAS CORPORATION OF AMERICA
                         DRESHER, PENNSYLVANIA 19025

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, revoking all prior proxies, hereby appoints STEPHEN F. RYAN AND ROBERT W. ROSS, and either of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote all the Common Shares of Selas Corporation of America held of record by the undersigned on March 10, 1997 at the annual meeting of shareholders to be held on April 22, 1997 or any adjournment thereof.










PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                            POSTAGE PAID ENVELOPE.

                          (continued on reverse side)


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

                                                              Please mark
                                                             your votes as
                                                             indicated in
                                                             this example

                                                                 /X/

  1. ELECTION OF DIRECTORS.
     The nominees for election are Frederick L. Bissinger and Roy C. Carriker

  FOR all nominees          Withhold Authority    To withhold authority to vote
  listed above (except      to vote for all       for any individual nominee,
  as marked to the          nominees listed       write that nominee's name in
  contrary at the right)    above                 the space provided below.
        / /                     / /
                                                  -----------------------------

  2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT
     MARWICK LLP AS THE AUDITORS OF THE CORPORATION.

                FOR          AGAINST         ABSTAIN
                / /            / /             / /

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                        THE SHARES REPRESENTED BY THIS PROXY,
                                        DULY EXECUTED, WILL BE VOTED AS
                                        INSTRUCTED ABOVE. IF INSTRUCTIONS ARE
                                        NOT GIVEN, THEY WILL BE VOTED FOR THE
                                        ELECTION OF DIRECTORS AS SET FORTH IN
                                        THE CORPORATION'S PROXY STATEMENT AND
                                        FOR RATIFICATION OF THE APPOINTMENT OF
                                        AUDITORS.

                                        --------------------------------------

                                        --------------------------------------
                                                     Signature

                                        Your signature should appear exactly as
                                        your name appears in the space to the
                                        left. For joint accounts, any co-owner
                                        may sign. When signing in a fiduciary or representative capacity, please give your full title as such.

                                        Date                             , 1997
                                            -----------------------------


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